SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

EVANS & SUTHERLAND COMPUTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Utah	001-14677	87-0278175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Komas Drive, Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

(801) 588-1000
(Registrant’s telephone number, including area code)
____________________

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other

On January 7, 2013, Evans & Sutherland Computer Corporation (the “Company”) submitted a PBGC Form 600 Distress Termination, Notice of Intent to Terminate, to the Pension Benefit Guaranty Corporation (“PBGC”). The notice filing initiates an application process by the Company to the PBGC for the distress termination of the Evans & Sutherland Computer Corporation Pension Plan (the “Plan”). The Plan is a defined benefit pension plan sponsored by the Company whose benefits are guaranteed by the Employee Retirement Income Security Act of 1974 (“ERISA”) Title IV insurance fund, which is administered by the PBGC.  In the application process, the Company intends to demonstrate to the PBGC that it qualifies for a distress termination of the Plan under two of the criteria of Section 4041(c)(2) of ERISA (inability to continue in business absent termination, and unreasonably increased pension costs) and applicable PBGC regulations. To satisfy the criteria, the Company and its wholly owned subsidiary each must demonstrate to the satisfaction of the PBGC that, unless the termination occurs, the Company will be unable to pay its debts when they come due and will be unable to continue in business, or that the costs of the Plan have become unreasonably burdensome solely as a result of a decline in the workforce covered by the Plan. A distress termination under Section 4041(c)(2) of ERISA would transfer the Plan’s benefit obligations to the PBGC, up to ERISA guaranteed limits, without requiring reorganization under bankruptcy law.

The unfunded obligation of the Plan, as reported on the Company’s interim financial statements as of September 28, 2012, was approximately $27 Million. While the Company believes business operations could produce sufficient funds to meet the minimum required funding of the Plan through 2013, it now also believes it will not be able to meet the estimated Plan funding requirements for 2014 and beyond. Furthermore, the Company believes that funding the Plan in 2013 would deplete the liquid resources required to maintain adequate working capital levels and obtain sufficient customer contracts to continue in business in 2014 and beyond.

If the distress termination application is approved by the PBGC, the PBGC will take possession of the assets in the Plan trust and pay future Plan benefits beginning upon trusteeship of the Plan, up to ERISA guaranteed limits. In this event, the Company’s unfunded obligation of the Plan would be replaced by a new Plan termination liability to the PBGC, determined by the Plan’s underfunding on a termination basis pursuant to ERISA, PBGC regulations, and other applicable legal authority, along with an ERISA special termination premium.  The Company would also be liable for any unpaid contributions to the Plan (which in substance is a subset of plan termination liability) and annual insurance premiums for the Plan, along with any interest and penalties. While the full Plan termination and other pension related liability to the PBGC would likely be greater than the unfunded obligation of the Plan as currently reported in the Company’s financial statements, the Company will seek to negotiate a settlement of such liabilities on terms that are feasible for the Company to continue in business as a going concern, which is consistent with the purposes of the statute.

The Company’s goal in seeking a distress termination of the Plan is to ensure that the pension benefits of all Plan participants are paid up to federally guaranteed limits and that the Company continues to operate as a going concern while avoiding the costly damage and disruption to the business which would result from bankruptcy reorganization. The Company has proposed a termination date of March 8, 2013 and intends to pursue a conclusion of the process and settlement with the PBGC of any resulting liabilities as quickly as feasible.  However, the Company is unable to determine the timing or the ultimate outcome as of this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2013	EVANS & SUTHERLAND COMPUTER CORPORATION

By: /s/ Paul Dailey
Name: Paul Dailey
Its: Chief Financial Officer and Corporate Secretary